Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Nicole Foderaro
(415) 829-4101	(415) 946-1058

MEDIVATION REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Company Received $110 Million Up-Front Payment from Astellas —

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, November 4, 2009 – Medivation, Inc. (NASDAQ: MDVN) today reported on its corporate progress and financial results for the third quarter ended September 30, 2009.

“With the signing of our agreement for MDV3100 with Astellas last week, we now have a first-class partner with a global reach, leading commercial presence in the urology space, and strategic focus on oncology. This achievement marks our second major collaboration in just over a year’s time, bringing us significant resources which allow us to drive our product candidates forward, while still maintaining substantial ownership of our dimebon and MDV3100 programs. We and Astellas are committed to advancing development of this novel androgen receptor antagonist as quickly as possible for a broad spectrum of prostate cancer disease states,” said David Hung, M.D., president and chief executive officer of Medivation. “We also made important progress with dimebon and now have seven pivotal trials in our broad clinical development program in both Alzheimer’s and Huntington diseases in various stages of activity. We have reported results from our first pivotal trial, we expect data in the first half of next year from our second confirmatory pivotal trial, and five other pivotal trials are ongoing.”

Recent Accomplishments and Near-Term Milestones

Dimebon (latrepirdine*)

•	On track to announce top-line results from CONNECTION, a confirmatory, pivotal Phase 3 trial in patients with mild-to-moderate Alzheimer’s disease, in the first half of 2010.

•	Completed patient enrollment in a placebo-controlled Phase 3 safety study in 750 Alzheimer’s disease patients on a variety of background anti-dementia drugs.

•

Initiated patient enrollment in CONSTELLATION, a six-month, randomized, double-blind, placebo-controlled Phase 3 trial in approximately 570 patients with moderate-to-severe Alzheimer’s disease that will evaluate as primary endpoints the effects of adding dimebon to Namenda®, a standard of care Alzheimer’s disease medicine, on cognitive and behavioral symptoms.

•	Initiated patient enrollment in CONTACT, a six-month, randomized, double-blind, placebo-controlled Phase 3 trial in approximately 600 patients with moderate-to-severe Alzheimer’s disease that will assess as primary endpoints the potential benefits of adding dimebon to ongoing treatment with Aricept®, the leading Alzheimer’s medication worldwide, on neuropsychiatric symptoms and activities of daily living. This study is the first pivotal Alzheimer’s disease study to use the Neuropsychiatric Inventory (NPI) scale as a co-primary endpoint.

•

Continued patient enrollment in CONCERT, a 12-month Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease that is designed to evaluate the efficacy of dimebon when added to ongoing treatment with Aricept.

•	Continued patient enrollment in HORIZON, a six-month, double-blind, placebo-controlled Phase 3 trial that is evaluating dimebon’s potential benefits on cognition in patients with Huntington disease.

*	Latrepirdine is the proposed generic name for dimebon.

MDV3100

•

Entered into a global collaboration agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for the treatment of prostate cancer. Under the terms of the agreement, Medivation has received an up-front cash payment of $110 million and is also eligible to receive payments of up to $335 million upon the attainment of development and regulatory milestones, plus up to an additional $320 million in commercial milestone payments.

•

Initiated AFFIRM, a randomized, placebo-controlled, double-blind Phase 3 survival trial that is evaluating 160 mg/day of MDV3100 in men with castration-resistant prostate cancer who were previously treated with docetaxel-based chemotherapy.

Corporate

•	Appointed Hank Mansbach, M.D., a neurologist with more than 10 years of industry experience, as vice president, medical affairs.

Third Quarter 2009 Financial Results

Revenue for the third quarter of 2009 was $16.3 million, consisting of partial recognition of the non-refundable up-front payment of $225.0 million received from Pfizer in October 2008. The up-front payment was recorded as deferred revenue upon receipt and is being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under its collaboration agreement with Pfizer, which the Company presently expects to complete in the first quarter of 2012.

Total operating expenses for the three months ended September 30, 2009, were $27.6 million, compared with total operating expenses of $20.6 million for the same period in 2008. These figures included non-cash stock-based compensation expense of $2.5 million in the quarter ended September 30, 2009, compared with $2.3 million for the same period in 2008.

For the nine months ended September 30, 2009, total operating expenses were $73.8 million, compared with total operating expenses of $55.3 million for the same period in 2008. These figures included non-cash stock-based compensation expense of $7.7 million in the nine months ended September 30, 2009, compared with $6.4 million for the same period in 2008.

Beginning October 21, 2008, Pfizer became responsible for 60 percent of all dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S.

The parties are making quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the third quarter of 2009, the true-up payment payable to Medivation was $4.2 million. Medivation presents these cost-sharing true-up payments in the applicable expense line of its statements of operations.

Medivation reported a net loss for the quarter ended September 30, 2009, of $14.0 million, or $0.42 per share, compared with a net loss of $20.5 million, or $0.68 per share, for the same period in 2008. For the nine months ended September 30, 2009, the net loss was $28.5 million, or $0.90 per share, compared with a net loss of $54.5 million, or $1.86 per share, for the same period in 2008.

Cash, cash equivalents and short-term investments at September 30, 2009, totaled $214.5 million, compared with $221.4 million at December 31, 2008, and $237.7 million at June 30, 2009. This does not include the $110 million up-front payment Medivation received from Astellas on November 2, 2009 pursuant to the MDV3100 collaboration agreement.

Updated 2009 Financial Outlook

Medivation currently expects that total operating expenses for 2009, net of cost-sharing payments with Pfizer and Astellas, will be between $115 and $120 million, down from its prior forecast of between $117 and $127 million. Both the current and prior forecasts include approximately $10 million of non-cash stock-based compensation expense.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-874-1563 from the U.S. or +1-719-325-4891 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a broad dimebon clinical development program that includes several Phase 3 trials assessing the efficacy and safety of dimebon taken alone or in combination with other Alzheimer’s medications in patients with mild, moderate and severe Alzheimer’s disease. The companies are also conducting a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, the timing of clinical trial initiation and clinical trial data, the therapeutic and commercial potential of Medivation’s product candidates, the performance of Medivation’s obligations under its collaboration agreement with Pfizer and continuing true-up payments thereunder, potential future milestone payments under Medivation’s collaboration agreement with Astellas, and future expected financial results, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaboration revenue	$16,341	$—	$49,021	$—

Operating expenses:
Research and development	21,530	15,514	54,851	41,728
Selling, general and administrative	6,034	5,122	18,950	13,532

Total operating expenses	27,564	20,636	73,801	55,260

Loss from operations	(11,223)	(20,636)	(24,780)	(55,260)
Other income (expense):
Interest income	153	170	967	735
Other income (expense), net	(57)	10	(154)	(2)

Total other income	96	180	813	733

Loss before provision for income taxes	(11,127)	(20,456)	(23,967)	(54,527)
Provision for income taxes	2,846	—	4,538	2

Net loss	$(13,973)	$(20,456)	$(28,505)	$(54,529)

Basic and diluted net loss per share	$(0.42)	$(0.68)	$(0.90)	$(1.86)

Weighted average common shares used in the calculation of basic and diluted net loss per share	33,468	30,022	31,588	29,273

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$56,502	$71,454
Short-term investments	157,955	149,968
Receivable from collaboration partner	4,218	3,522
Prepaid expenses and other current assets	6,011	1,957

Total current assets	224,686	226,901
Property and equipment, net	1,070	768
Restricted cash	843	843
Intellectual property, net	51	54
Other non-current assets	694	706

Total assets	$227,344	$229,272

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,447	$7,166
Accrued expenses	12,998	5,772
Deferred revenue	65,361	64,286
Other current liabilities	121	93

Total current liabilities	83,927	77,317

Deferred revenue, net of current	98,041	148,137
Other non-current liabilities	360	399
Series A redeemable preferred stock	11	11

Total liabilities	182,339	225,864

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 33,504,743 shares at September 30, 2009 and 30,088,390 at December 31, 2008	335	301
Additional paid-in capital	195,736	125,074
Accumulated other comprehensive income	99	693
Accumulated deficit	(151,165)	(122,660)

Total stockholders’ equity	45,005	3,408

Total liabilities and stockholders’ equity	$227,344	$229,272